 Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 25, 2018, is entered into by and among (i) AGEAGLE AERIAL SYSTEMS INC., a Nevada corporation (“Parent”), (ii) EAGLE AERIAL SYSTEMS, INC., a Nevada corporation and wholly-owned subsidiary of Parent (“Purchaser”), (iii) AGRIBOTIX, LLC, a Colorado limited liability company (the “Seller”), (iv) the individuals listed on the signature page hereof (each a “Unitholder” and collectively, the “Unitholders”), and (v) Paul Hoff, in his capacity as the representative of the Seller Investor Parties (as defined below) (the “Representative”). Parent, Purchaser, Seller, each of the Unitholders and the Representative are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of providing integrated agricultural drone solutions and drone-enabled software technologies and services for precision agriculture, including the cloud-based FarmLensTM data processing and analytics platform and the Agrion drone system (the “Business”);

WHEREAS, Seller owns a minority membership interest in AGRIBOTIX LATIN AMERICA LLC, a Minnesota limited liability company (“Agribotix LAM”) and has the option to acquire the remaining membership interests in Agribotix LAM; and

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Payable” means accounts payable to trade creditors of the Business arising from the purchase of products or services sold or rendered to the Business prior to the Closing.

“Accounts Receivable” means trade accounts receivable and other rights to payment from customers of the Business arising from the purchase of products or services from the Business prior to the Closing and any other account or note receivable Related to the Business arising prior to the Closing.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.

“Capital Investment Multiplier”, as used in Section 3.4, means 1.5 (one point five) times the amount of capital invested by the Parent or its affiliates in the Seller to support and advance the Business, inclusive of loans or other investments provided to Seller prior to the Closing, less $250,000. For example, if $500,000 is invested in total, the Capital Investment Multiplier amount will be $375,000 and calculated as follows: $500,000 - $250,000 = $250,000 X 1.5 = $375,000.

“Cause” means, with respect to each Key Employee, any of the following: (a) failure to make a good faith effort to perform his duties of employment (other than any such failure resulting from incapacity due to physical or mental illness); (b) engagement in fraud, embezzlement, or other dishonesty, which is, in each case, materially injurious to Purchaser or its affiliates; (c) conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (d) material breach of any material obligation under any written agreement, including a non-disclosure agreement, with Purchaser or any of its Affiliates; or (e) failure to comply with Purchaser’s written policies or rules, as they may be in effect from time to time during his term of employment, after receiving an express warning from Purchaser or one of its Affiliates, which failure is not cured within twenty (20) days after such warning (and provided that Key Employee is exercising diligent efforts to cure such failure within such 20 day period).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales or purchase order.

“Employee Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Purchaser, Seller and the Escrow Agent, to be executed and delivered at the Closing.

“Escrow Amount” means the sum to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement and which is comprised of the following:

(a)      SEVENTY FIVE THOUSAND DOLLARS ($75,000.00) in cash (the “Escrow Cash”);

(b)      the Closing Escrow Shares; and

(c)      the Post-Closing Escrow Shares.

“Escrow Shares” means collectively the Closing Escrow Shares and the Post-Closing Escrow Shares.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money,

(b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing. Notwithstanding the foregoing, Indebtedness shall not include promissory notes that are convertible into units or other equity interests of Seller.

“Intellectual Property” means inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "Software"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world ("Intellectual Property Rights"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks and other proprietary indicia (whether or not registered), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing..

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or licensed to Seller.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Key Employee” means each of Jason Barton and Paul Susmarski.

“Knowledge of Seller” and phrases of similar import mean the knowledge of the Unitholders, after reasonable inquiry.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any property or asset, any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Open Source Material” means all software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth at www.opensource.org.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of the Business with respect to which payment is not due and that do not impair the conduct of the Business or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

“PPACA” means the Patient Protection and Affordable Care Act and the regulations promulgated thereunder, as amended.

“Purchaser General Representations” means the representations and warranties of Purchaser set forth in Article V other than Purchaser Fundamental Representations.

“Purchaser Fundamental Representations” means the representations and warranties of the Purchaser set forth in Section 5.2 (Authorization and Enforceability).

“Purchaser Representations” means collectively the Purchaser General Representations and Purchaser Fundamental Representations.

“Related to the Business” means used or held for use in or otherwise relating to the Business.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.2 (Authorization and Enforceability), Section 4.6 (Taxes), and Section 4.10 (Sufficiency of Assets).

“Seller General Representations” means the representations and warranties of Seller set forth in Article IV other than Seller Fundamental Representations and Seller Special Representations.

“Seller Representations” means collectively the Seller General Representations, Seller Fundamental Representations and Seller Special Representation.

“Seller Special Representations” means the representations and warranties of Seller set forth in Section 4.9 (Intellectual Property).

“Seller Transaction Expenses” means all costs and expenses incurred by Seller or for which Seller is liable or any of its assets are subject in connection with the preparation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

“Taxes” means all taxes however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen’s compensation taxes, value added taxes and other obligations of the same or a similar nature, whether arising before, on or after the Closing; and “Tax” shall mean any one of them.

“Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes.

“Transaction Documents” refer collectively to the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, the Intellectual Property Assignments, the Escrow Agreement and the other documents, certificates and instruments delivered pursuant to the terms hereof.

1.2       Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Agreement	Introductory Paragraph
Agribotix LAM	Recitals
Allocation Statement	3.5
Annual Financial Statements	4.4(a)(i)
Assignment and Assumption Agreement	2.3(c)(ii)
Assignment and Assumption of Lease	2.3(c)(iv)
Assumed Contracts	2.1(a)(ii)
Assumed Liabilities	2.2(a)
Average Price	3.1(d)(i)
Balance Sheet	4.4(a)(ii)
Balance Sheet Date	4.4(a)(ii)
Bill of Sale	2.3(c)(i)
Books and Records	2.1(a)(xi)
Business	Recitals
Business Authorization	4.11(b)
Cash Consideration	3.1(a)
Closing	2.3(a)
Closing Cash Consideration	3.1(d)(ii)
Closing Consideration Amount	3.1(d)
Closing Date	2.3(a)
Closing Escrow Shares	2.3(e)(i)
Closing Parent Shares	3.1(d)(i)
COBRA	6.7(d)
Consent	4.3(a)
Deductible	9.2
Definitive Agreement Installment	2.6
Disclosure Schedules	Article IV
Earn-out Revenue	3.4(a)
Earn-out Shares	3.4(a)
Equipment	2.1(a)(i)
Escrow Cash	Definition of Escrow Amount
Escrow Fund	9.6(a)
Escrow Period	9.6(c)

Exchange Agreement	3.1(c)
Exchange Parent Shares	3.1(c)
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Export Control and Import Laws	4.19(a)
Financial Statements	4.4(a)(ii)
First Cut-Off Date	9.1(a)
General Cap	9.2
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Insurance Policies	4.18
Interim Financial Statements	4.4(a)(ii)
Intellectual Property Assignment	2.3(c)(iii)
Inventory	2.1(a)(iv)
IP Rights Assignment Agreement	4.9(b)
Joint Venture Operating Agreement	2.1(a)(xvi)
Leased Equipment	2.1(a)(i)
Leased Real Property	4.4(b)
Leases	4.4(b)
LOI Advance	3.1(a)
Losses	9.2(a)
Material Customers	4.17(a)
Material Suppliers	4.17(b)
Maximum Cap	9.2(d)
Notice of Claim	9.4(a)
Owned Equipment	2.1(a)(i)
Parent Common Stock	3.1(d)(i)
Party	Introductory Paragraph
Payoff Letter	2.3(b)
Post-Closing Cash Consideration	3.1(e)(ii)
Post-Closing Consideration Amount	3.1(e)
Post-Closing Escrow Shares	3.3(a)(i)
Post-Closing Parent Shares	3.1(e)(i)
Post-Closing Tax Period	6.8(a)
Pre-Closing Tax Period	6.8(a)
Pro Rata Share	6.14
Purchase Price	3.1(a)
Purchased Assets	2.1(a)
Purchaser	Introductory Paragraph
Purchaser Closing Certificate	7.3(f)
Purchaser Indemnitees	9.2(a)
Purchaser Representations	9.1(a)
Purchaser Warranty Losses	9.2
Representative	Introductory Paragraph
Restricted Contract	2.5(a)
Restricted Services	6.5(a)

Second Cut-Off Date	9.1(a)
Seller	Introductory Paragraph
Seller Accounts Payable and Indebtedness Amount	2.3(b)
Seller Closing Certificate	7.2(i)
Seller Indemnitees	9.3
Seller Investor Party	4.20(a)
Seller Source Code	4.9(g)
Seller Warranty Losses	9.3
Seller Wire Account	3.2(b)(iv)
Signing Advance	3.1(b)
Special Cap	9.2(c)
Tax Clearance Certificate	6.8(c)
Third Party Claim	9.4(a)
Third Party Defense	9.4(b)
Transaction Expense Statement	2.3(b)
Transferred Employees	6.7(a)
Unitholder	Introductory Paragraph

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1. Transfer of Purchased Assets.

(a) Subject to the terms and upon the conditions herein set forth, at the Closing Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the assets, properties and rights Related to the Business other than the Excluded Assets (the “Purchased Assets”), free and clear of Liens. The Purchased Assets include the following assets, properties and rights:

(i)      all of the computer equipment, drones, drone parts, equipment, machinery, tools, molds, parts, fixtures, furniture, vehicles and other items of tangible personal property Related to the Business, including those that are set forth on Schedule 2.1(a)(i)(A) (“Owned Equipment”) or Schedule 2.1(a)(i)(B) (“Leased Equipment” and together with the Owned Equipment, “Equipment”);

(ii)      all Contracts Related to the Business that are set forth on Schedule 2.1(a)(ii) (the “Assumed Contracts”);

(iii)      all Intellectual Property Assets, including any Seller Source Code, and IP Rights Assignments;

(iv)      all of the finished goods, raw materials, and work in progress of Seller (collectively, the “Inventory”);

(v)      all Leased Real Property;

(vi)      all Business Authorizations;

(vii)      all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(viii)      all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(ix)      all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Purchased Assets;

(x)      all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(xi)      originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer and prospective customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, internal documents describing how to operate Seller software and identify common issues and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);

(xii)      all right, title and interest in and to the name “Agribotix,” “FarmLens,” “Enduro,” “Hornet,” “HornetLR,” “Agrion,” “QVu,” “Gateway to Precision Agriculture” and any derivation thereof, including the goodwill associated therewith and any URL containing such name or any derivation thereof;

(xiii)      the websites located at https://agribotix.com/ and www.farmlens.net (and in each case, all content therein), and telephone numbers, e-mail addresses, archived e-mail and other communications Related to the Business; and

(xiv)      all goodwill of Seller Related to the Business.

(b)      The Parties hereby acknowledge and agree that Seller is not selling and Purchaser is not purchasing any assets, properties or rights of Seller other than the Purchased Assets. Without limiting the generality of the foregoing, Seller is not selling and Purchaser is not purchasing any of Seller’s right, title or interest in or to any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(i)      cash on hand and on deposit in banks, cash equivalents and investments of Seller;

(ii)      the Employee Benefit Plans and any trusts and assets related to the Employee Benefit Plans;

(iii)      Seller’s rights under this Agreement;

(iv)      the capital stock of Seller;

(v)      Accounts Receivable;

(vi)      all claims for refunds of Taxes and other governmental charges or assessments arising from or pertaining to periods, activities, operations or events occurring on or prior to the Closing;

(vii)      any of Seller’s membership interest in Agribotix LAM or Seller’s option to purchase the remaining membership interest in Agribotix LAM; and

(viii)      the Exchange Parent Shares.

2.2.      Assumption of Assumed Liabilities; Exclusion of Excluded Liabilities.

(a) Assumption of Assumed Liabilities As part of its consideration for the Purchased Assets, at the Closing Purchaser shall assume and agree to pay, perform and discharge when due all obligations to perform under the Assumed Contracts after the Closing to the extent that they do not arise from any failure to perform or improper performance by Seller under, or any breach, default or violation by Seller of, the Assumed Contracts prior to the Closing (the “Assumed Liabilities”).

(b) Exclusion of Excluded Liabilities. Except for the Liabilities described in Section 2.2(a), above, Purchaser shall not assume or pay, perform or discharge any other Liabilities of Seller (all such Liabilities being herein referred to as the “Excluded Liabilities”), including, without limitation, the following Liabilities of Seller:

(i)      all Liabilities arising out of or relating to products or services sold or rendered by Seller in respect of the Business to the extent sold or rendered prior to the Closing, including product Liability, warranty and similar claims for damages to person or property;

(ii)      Liabilities under any Assumed Contract to the extent arising from any failure to perform by Seller under, or breach by Seller of, the Assumed Contracts prior to the Closing;

(iv)      Liabilities for Taxes, including (A) any Taxes arising as a result of Seller's operation of the Business or ownership of the Purchased Assets, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement; (C) any deferred Taxes of any nature; and (D) or other Taxes of Seller (or any unitholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any unitholder or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(v)      Liabilities under any Contract that is not an Assumed Contract;

(vi)      Liabilities arising out of or relating to Seller’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(vii)      Liabilities arising under or in connection with any Employee Benefit Plan;

(viii)      Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(ix)      Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(x)      warranty obligations under Assumed Contracts;

(xi)      Liabilities arising out of or relating to any convertible promissory notes issued by Seller in favor of third parties;

(xii)      Liabilities arising out of or relating to Seller’s Equity Incentive Plan adopted by the Board of Managers of Seller on May 1, 2015;

(xiii)      Accounts Payable and Indebtedness;

(xiv)      Liabilities of Agribotix LAM; and

(xv)      Liabilities arising out of or relating to Seller’s membership interest in Agribotix LAM or Seller’s option to purchase the remaining membership interest in Agribotix LAM.

2.3.      Closing.

(a)      The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cohen & Grigsby, P.C., 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222 on the third (3rd) Business Day following the satisfaction or, to the extent permitted by Law, waiver of each of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), or at such other place or on such other time or date as the parties may mutually agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date” and the transactions contemplated by this Agreement shall be deemed effective at 12:01 a.m. EST on the Closing Date.

(b)      At least two Business Days prior to the Closing Date, Seller shall deliver to Purchaser (i) a written statement that sets forth Seller’s Accounts Payable and Indebtedness as of immediately prior to Closing (the “Seller Accounts Payable and Indebtedness Amount”), a payoff letter prepared in good faith in a form to be reasonably approved by Purchaser from each holder of the Seller Accounts Payable and Indebtedness Amount that is being repaid at the Closing showing the payoff amount and wire transfer instructions for payment thereof from the respective holders of such Accounts Payable and Indebtedness (each, a “Payoff Letter”), and a written schedule of all unpaid Seller Transaction Expenses and wire transfer instructions for payment thereof from the respective service providers (the “Transaction Expense Statement”).

(c)      At the Closing, Seller shall deliver to Purchaser the following:

(i)      a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Purchaser;

(ii)      an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Assumed Contracts and the Assumed Liabilities;

(iii)      an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Purchaser;

(iv)      with respect to the Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Purchaser (each, an “Assignment and Assumption of Lease”) and duly executed by Seller and the landlord;

(v)      evidence in form and substance reasonably satisfactory to Purchaser, that the corporate name of Seller has been changed from “Agribotix, LLC” to a name that is not similar to such name;

(vi)      a duly executed counterpart to the Escrow Agreement;

(vii)      evidence in form and substance reasonably satisfactory to Purchaser that all Consents that are listed on Section 4.3(a) of the Disclosure Schedules have been obtained and are in full force and effect;

(viii)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement; and

(ix)      an Acknowledgment and Joinder Agreement in the form attached hereto as Exhibit E from each Seller Investor Party other than the Unitholders.

(d)      At the Closing, Purchaser shall:

(i)      pay and deliver the Closing Cash Consideration in accordance with Section 3.1(a)(i)(B);

(ii)      deliver to Seller the Assignment and Assumption Agreement duly executed by Purchaser;

(iii)     with respect to the Lease, deliver to Seller an Assignment and Assumption of Lease duly executed by Purchaser; and

(iv)     deliver to Seller a duly executed counterpart to the Escrow Agreement.

(e)      At the Closing or as soon thereafter as practicable, Parent shall submit the letter of instruction attached hereto as Exhibit D to Standard Registrar, the registrar and transfer agent for shares of Parent Common Stock (“Standard Registrar”), that directs the transfer agent to issue and deliver:

(i)      to the Escrow Agent a stock certificate registered in the name of Seller that represents the number of shares of Parent Common Stock that is equal to FIFTY PERCENT (50%) of the number of Closing Parent Shares (the “Closing Escrow Shares”); and

(ii)      to Seller a stock certificate registered in the name of Seller that represents the number of shares of Parent Common Stock equal to (A) the Closing Parent Shares pursuant to Section 3.1(c)(i) minus (B) the Closing Escrow Shares.

(f)      At the Closing, Purchaser shall pay the Escrow Cash, the Closing Escrow Shares, the Seller Accounts Payable and Indebtedness Amount and the unpaid Seller Transaction Expenses in accordance with Sections 3.2(a)(i) and 3.2(b)(i), (ii) and (iii), respectively, and shall pay the remaining Closing Cash Consideration under Section 3.2(b)(iv).

2.4.      Subsequent Documentation; Further Assurances. Purchaser and Seller shall, at any time and from time to time, upon the reasonable request of a counterparty, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments as may be reasonably necessary for the further completion or confirmation of any of the transactions contemplated herein.

2.5      Third Party Consents.

(a)      Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, in any way adversely affect the rights of Purchaser under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Purchaser of, any interest in, or Liability under, any Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.5(b), to the extent any Assumed Contract may not be assigned to Purchaser by reason of the absence of any such Consent (“Restricted Contract”), Purchaser shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

(b)      To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing, Seller shall continue to use reasonable best efforts to obtain any such Consent after the Closing until such time as it shall have been obtained. Seller shall cooperate with Purchaser in any economically feasible arrangement proposed by Purchaser to provide that Purchaser shall receive the interest of Seller in the benefits under such Restricted Contract or other Purchased Asset. Seller shall pay and discharge, and shall indemnify and hold harmless, Purchaser and its Affiliates from and against any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Purchaser, and Purchaser shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement.

(c)      Nothing contained in this Section 2.5 or any other provision of this Agreement shall be deemed to constitute an agreement to exclude from the Purchased Assets any Assumed Contracts or other Purchased Asset as to which a Consent may be necessary.

2.6.      Definitive Agreement Installment. Upon the execution of this Agreement, Purchaser shall advance to Seller the sum FORTY THOUSAND DOLLARS ($40,000.00) (such amount, the “Definitive Agreement Installment”). Purchaser shall pay the Definitive Agreement Installment by wire transfer of immediately available funds to an account designated in writing by Seller.

2.7      Cancellation of Units Owned by Parent. Effective immediately prior to the Closing, Seller shall cancel for no consideration any and all units of membership interest in Seller that were issued to Parent pursuant to the Exchange Agreement such that, at and following the Closing, neither Parent nor any of its Affiliates shall be a member or an equity or other interest holder of Seller. The Parties acknowledge and agree that neither Parent nor or any of its Affiliates is entitled to receive any distributions from Seller after the Closing in respect of such cancelled units, and neither Parent nor any or of its Affiliates shall be deemed a Seller Investor Party for any purpose whatsoever, including for purposes of the indemnities provided by Seller, the Unitholders and the other Seller Investor Parties in Article IX hereof. For the avoidance of doubt, this Section 2.7 shall not require Parent to cancel any Exchange Parent Shares issued pursuant to the Exchange Agreement.

ARTICLE III

PURCHASE PRICE

3.1      Purchase Price. The consideration for the Purchased Assets (the “Purchase Price”) shall be the sum of the following:

(a)      FIFTY THOUSAND DOLLARS ($50,000) in cash, which amount was paid to Seller by Parent upon execution of that certain letter of intent between Seller and Purchaser, dated September 22, 2017 (the “LOI Advance”);

(b)      ONE HUNDRED THOUSAND DOLLARS ($100,000) in cash, which amounts represents the sum of: (i) the amount of TWENTY FIVE THOUSAND DOLLARS which Purchaser advanced to Seller on December 27, 2017; (ii) THIRTY FIVE THOUSAND DOLLARS which Purchaser advanced to Seller on March 30, 2018; and (iii) the Definitive Agreement Installment (the “Signing Advance”);

(c)      TWO HUNDRED THOUSAND (200,000) shares of Parent Common Stock at a value of FIVE DOLLARS ($5.00) per share (the “Exchange Parent Shares”) which shares were issued to Seller by Parent pursuant to the Exchange Agreement between Parent and Seller, dated as of November 20, 2017 (the “Exchange Agreement”);

(d)      an amount payable at Closing (the “Closing Consideration Amount”) equal to the sum of:

(i)      the number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), that is calculated by dividing ONE MILLION DOLLARS ($1,000,000) by the average closing daily price per share of Parent Common Stock on the New York Stock Exchange, as reported at www.nyse.com/quote/XASE:UAVS, for each of the twenty (20) trading days ending on the date immediately preceding the Closing Date (the “Average Price”), provided that in the event that the Average Price so calculated is less than TWO DOLLARS ($2.00), the Average Price shall be TWO DOLLARS ($2.00) (the “Closing Parent Shares”); and

(ii)      an amount equal to FOUR HUNDRED FIFTY THOUSAND DOLLARS ($450,000) in cash (the “Closing Cash Consideration”);

(e)      an amount payable on the ninetieth (90th) day following the Closing (the “Post-Closing Consideration Amount”) equal to the sum of:

(i)      the number of shares of Parent Common Stock that is calculated by dividing TWO MILLION U.S. DOLLARS ($2,000,000) by the Average Price (calculated as if the 20–trading day period to which reference is made in Section 3.1(d)(i) ends on the 89th day following the Closing), with any fractional share rounded up to the nearest whole share of Parent Common Stock (such number of shares, the “Post-Closing Parent Shares”); provided that in the event that the Average Price so calculated is less than TWO DOLLARS ($2.00), the Average Price shall be TWO DOLLARS ($2.00); and provided further that in the event that the Average Price so calculated is more than the Average Price calculated under Section 3.1(d)(i), the Average Price shall be the Average Price calculated under Section 3.1(d)(i); and

(ii)      an amount equal to FOUR HUNDRED THOUSAND DOLLARS ($400,000) in cash (the “Post Closing Cash Consideration”);

(f)      the Earn-out Shares, if any, in accordance with Section 3.4; and

(g)      the assumption of the Assumed Liabilities.

3.2      Payment of Closing Consideration. The Closing Consideration Amount shall be paid as follows:

(a)      Parent shall issue and deliver the Closing Parent Shares as soon as practicable following the Closing (but in no case more than 14 days after Closing) as follows:

(i)      deliver the Closing Escrow Shares to the Escrow Agent and such shares shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement; and

(ii)      the remaining Closing Parent Shares in accordance with Section 2.3(e)(ii); and

(b) Purchaser shall pay the Closing Cash Consideration at Closing as follows:

(i) Purchaser shall deposit 50% of the Escrow Cash by wire transfer of immediately available funds into an account designated by the Escrow Agent and such amount shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement;

(ii) Purchaser shall pay the Seller Accounts Payable and Indebtedness Amount in full by wire transfer of immediately available funds to each Person entitled thereto pursuant to the Payoff Letters;

(iii)      Purchaser shall pay all unpaid Seller Transaction Expenses in full by wire transfer of immediately available funds to the accounts designated by the applicable service providers as set forth in the Transaction Expense Statement; and

(iv)      Purchaser shall pay the remainder of the Closing Cash Consideration (after deduction of the amounts set forth in (i), (ii), and (iii) above) by wire transfer of immediately available funds to an account (the “Seller Wire Account”) designated in writing by Seller to Purchaser no later than three Business Days prior to the Closing Date

3.3      Payment of Post-Closing Consideration. The Post-Closing Consideration Amount shall be paid as follows:

(a)      Parent shall issue and deliver the Post-Closing Parent Shares as soon as practicable after the ninetieth (90th) day following the Closing (but in no case more than 104 days following Closing) by submitting a letter of instruction in the form attached hereto as Exhibit D to Standard Registrar that directs Standard Registrar to issue and deliver:

(i)      to the Escrow Agent a stock certificate registered in the name of Seller that represents the number of shares of Parent Common Stock that is equal to TWENTY FIVE PERCENT (25%) of the number of Post-Closing Parent Shares (the “Post-Closing Escrow Shares”) and such shares shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement; and

(ii)      to Seller a stock certificate registered in the name of Seller that represents the number of shares of Parent Common Stock equal to (A) the Post-Closing Parent Shares minus (B) the Post-Closing Escrow Shares; and

(b)      Purchaser shall pay the Post-Closing Cash Consideration on the ninetieth (90th) day following the Closing as follows:

(i)      Purchaser shall deposit 50% of the Escrow Cash by wire transfer of immediately available funds into an account designated by the Escrow Agent and such amount shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement; and

(ii)      Purchaser shall pay the remainder of the Post-Closing Cash Consideration (after deduction of the amount set forth in (i) above) by wire transfer of immediately available funds to the Seller Wire Account.

3.4      Earn-out.

(a)      If revenue of the Business for the one year period ending on the first anniversary of the Closing Date (the “First Anniversary”) is at least ONE MILLION DOLLARS ($1,000,000) (the “Earn-out Revenue”), PLUS the Capital Investment Multiplier amount, then Seller shall earn the number of shares of Parent Common Stock that is calculated by dividing TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) by the Average Price (calculated as if the 20–trading day period to which reference is made in Section 3.1(c)(i)(A) ends on the First Anniversary), with any fractional share rounded up to the nearest whole share of Parent Common Stock (such number of shares, the “Earn-out Shares”); provided that in the event that the Average Price so calculated is less than TWO DOLLARS ($2.00), the Average Price under this Section 3.4(a) shall be TWO DOLLARS ($2.00).

(b)      Within 90 days after the First Anniversary, Purchaser shall notify Seller as to its determination of the Earn-out Revenue and whether the Earn-out Shares have been earned by Seller. If Purchaser determines that Seller has earned the Earn-out Shares, Purchaser and/or Parent shall, not later than the third Business Day following such determination, submit a letter of instruction in the form attached hereto as Exhibit D to Standard Registrar that directs Standard Registrar to issue and deliver to Seller a stock certificate registered in the name of Seller that represents the Earn-out Shares. For the avoidance of doubt, if the Earn-out Revenue is less than ONE MILLION U.S. DOLLARS ($1,000,000), Purchaser shall have no obligation to issue any portion of the Earn-out Shares.

3.5      Seller Investor Parties. Shares of Parent Common Stock issued to or registered in the name of Seller under this Agreement shall be deemed issued for the benefit of the Seller Investor Parties, subject to satisfaction of Seller’s Liabilities to its creditors, including the Purchaser indemnitees.

3.6      Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Statement”). A draft of the Allocation Statement shall be prepared by Purchaser and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Statement, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days following Seller’s receipt of the Allocation Statement, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Allocation Statement. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

3.7      Withholding Tax. Parent and Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE UNITHOLDERS.

Seller and the Unitholders represent and warrant to Parent and Purchaser as of the date hereof that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedules dated and delivered as of the date hereof by Seller to Parent and Purchaser (the “Disclosure Schedules”), which are attached to this Agreement and are designated therein as being the Seller Disclosure Schedules. The Seller Disclosure Schedules shall be arranged in sections corresponding to each Section of this Article IV. Each exception to a representation and warranty set forth in the Seller Disclosure Schedules shall qualify the specific representation and warranty which is referenced in the applicable section of the Seller Disclosure Schedules and any other section in respect of which such disclosure is reasonably apparent on its face.

4.1      Corporate Organization. Agribotix LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado. Agribotix Latin America LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Seller has all requisite company power and authority to own its properties and assets and to conduct its business as currently conducted. Seller is duly qualified to do business as a foreign entity in those jurisdictions where such qualification is required in connection with the Business. Seller is in compliance with its Articles of Organization and its Operating Agreement.

4.2      Authorization and Enforceability. Seller has all requisite company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary company action of Seller. Seller’s execution and delivery of this Agreement, and Seller’s performance of its obligations hereunder, has been approved by all members of Seller and no other Person is entitled to vote thereon. This Agreement has been, and the other Transaction Documents to which it is a party when executed will be, duly executed by Seller and constitute or, when executed, will constitute valid and binding obligations of Seller, enforceable against it in accordance with their respective terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity. Each of the Unitholders has all necessary legal capacity to execute and deliver this Agreement and perform such Unitholder’s obligations under this Agreement and the other Transaction Documents.

4.3      No Conflicts; Consents.

(a)      Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party (i) do not and will not violate or conflict with any provision of the Articles of Organization or Operating Agreement of Seller, (ii) do not and will not violate any Law, Authorization or Order applicable to Seller, (iii) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, require the consent, waiver, notice to or other action by any Person under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract or Authorization to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject, and (iv) will not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets. Section 4.3(a) of the Disclosure Schedules sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Seller is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, Purchaser thereunder.

(b)      No Authorization or Order of, declaration to or filing or registration with any Governmental Authority or any other Person, is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4      Financial Information.

(a)      Section 4.4(a) of the Disclosure Schedules contains true and complete copies of the following financial statements of Seller consisting of:

(i)      the audited balance sheet of Seller as at December 31 in each of the years 2015, 2016, and 2017 and the related audited statements of income and retained earnings, stockholders' equity and cash flow, for the years then ended (the “Annual Financial Statements”); and

(ii)      the balance sheet of the Business as at April 30, 2018 (the “Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the related statement of income and retained earnings, stockholders' equity and cash flow, for the four-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).

(b)      The Financial Statements: (i) are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved; (ii) are based on the books and records of Seller in respect of the Business and present fairly the financial condition of the Business as of the respective dates they were prepared and the results of operations of the Business for the periods indicated.

(c)      Seller has good valid and marketable title in and to all items of Inventory included in the Purchased Assets, free and clear of all Liens. All such items of Inventory are of a quality, quantity and condition useable or saleable in the ordinary course of business. None of such Inventory is obsolete and no write-down of such inventory has been made or should have been made. All of such Inventory is located at the facilities of Seller and no inventory is held on a consignment basis. Inventories are valued in accordance with the principles set forth on Section 4.4(c) of the Disclosure Schedules.

4.5      Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.6      Taxes.

(a)      All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be when filed, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid. Seller has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 2013.

(b)      Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, unitholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law. All individuals formerly or currently characterized and treated by Seller as consultants or independent contractors of the Business have been and are properly treated as independent contractors under all applicable Laws.

(c)      No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)      All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)      Seller is not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Seller, threatened Actions by any taxing authority.

(f)      There are no Liens for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)      Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)      Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i)      None of the Purchased Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

4.7      Equipment.

(a)      Seller has good valid and marketable title in and to the Owned Equipment included in the Purchased Assets, free and clear of all Liens. None of such Owned Equipment is in the possession or control of any Person other than Seller.

(b)      Section 2.1(a)(i)(B) of the Disclosure Schedules sets forth each item of Leased Equipment and, with respect to each such item of Leased Equipment, (i) the lessor of such item, (ii) the term of the lease of such item and (iii) the monthly lease payment for such item. All leases under which Leased Equipment is leased are in full force and effect and valid and enforceable in accordance with their terms. Seller has performed the obligations required to be performed by it to date under any such lease and there is no default or event that, with notice or lapse of time or both, would constitute a default by Seller under any such lease.

(c)      To the Knowledge of Seller, all items of Equipment are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business, and conform to all Laws and Authorizations relating to their construction, use, and operation.

4.8      Real Property.

(a)      Seller does not own any real property.

(b)      Section 4.8(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Purchaser a true and complete copy of each Lease. With respect to each Lease:

(i)      such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)      Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)      Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)      Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)      Seller has not pledged, mortgaged or otherwise granted any Lien on its leasehold interest in any Leased Real Property.

(c)      Neither Seller nor, to the Knowledge of Seller, any Affiliate has received written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)      The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.9      Intellectual Property.

(a)      Section 4.9(a) of the Disclosure Schedules lists (i) all Intellectual Property Assets, including Software, that are not registered but that are material to the operation of the Business, (ii) other than with respect to generally commercially available software products not incorporated into Seller’s products or services under standard non-negotiated end-user object code license agreements, all Intellectual Property Agreements pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, and (iii) all Intellectual Property Agreements pursuant to which Seller authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by Seller. Seller does not have any Intellectual Property Registrations.

(b)      (i) Seller has entered into binding, written agreements (each, an “IP Rights Assignment Agreement”) with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (A) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (B) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets.

(ii)      All Intellectual Property Assets that are owned or purported to be owned by Seller were developed, conceived, reduced to practice, written and/or created solely by either (A) employees of Seller acting within the scope of their employment and subject to an IP Rights Assignment Agreement or (B) third parties who are subject to an IP Rights Assignment Agreement, and no third Person owns or has any ownership rights to any of the Intellectual Property Assets that are owned or purported to be owned by Seller.

(iii)      To the Knowledge of Seller, no employee or third party (A) is in breach of any IP Rights Assignment Agreement, or (B) has developed any Intellectual Property Assets for Seller that are subject to any agreement under which such Person has assigned or otherwise granted to any third Person any rights in respect thereof. With respect to Seller’s Intellectual Property Assets, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.

(c)      The Intellectual Property Assets and Intellectual Property licensed under Assumed Contracts that are Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(d)      Seller’s rights in the Intellectual Property Assets are valid, subsisting, and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(e)      None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by Seller, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Seller, by conducting its business as currently conducted or as proposed to be conducted, has not infringed and does not infringe upon, and has not otherwise unlawfully used and does not unlawfully use, any Intellectual Property Rights of a third party. To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(f)      There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability, or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets.

(g)      None of the Software owned by Seller contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than Seller, except for such materials obtained by Seller from other Persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms. Each of Seller’s currently supported and marketed Software products performs, in all material respects, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Business on which such customers relied when licensing or otherwise acquiring such products, subject only to routine bugs and errors that can be corrected promptly by Seller in the course of providing customer support without further liability to Seller, and all of the code of such products has been developed in a manner that meets common industry practice, including the use of regression test and release procedures. Each of Seller’s existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(h)      Seller has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including any current or former employee or contractor of Seller) of, the source code for any product or service of Seller or any software owned by Seller (collectively, “Seller Source Code”) to any Person other than to employees and contractors of Seller solely for their use on behalf of Seller and who were at all relevant times bound by an IP Rights Assignment Agreement and a non-disclosure agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of any Seller Source Code by Seller, an escrow agent(s) or any other Person to any third party.

(i)      Seller is in compliance with all requirements of all license agreements applicable to all Open Source Materials used by it. Seller has not used Open Source Materials in any manner that would (i) require the disclosure or distribution in source code form of any product or service of Seller, (ii) require the licensing of any product or service of Seller for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for distribution of any product or service of Seller, (iv) create, or purport to create, obligations for Seller with respect to Intellectual Property Assets owned by Seller or grant, or purport to grant, to any third party any rights or immunities with respect to any Intellectual Property owned by Seller, or (v) impose any other material limitation, restriction or condition on the right of Seller to use or distribute any product or service of Seller.

(j)      Seller is the sole and exclusive owner of all Intellectual Property Assets owned or purported to be owned by Seller, free and clear of all Liens other than Permitted Liens. Seller has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of such Intellectual Property Assets. Seller has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property Assets that are, or as of the time of such transfer or exclusive license were, material to Seller to any other Person or (ii) permitted the rights of Seller in any of the Intellectual Property Assets that are, or at the time were, material to Seller to enter into the public domain.

4.10      Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

4.11      Compliance with Law; Business Authorizations.

(a)      Seller has conducted the Business in accordance with all applicable Laws. Seller has received no written notice of any violation of, or failure to conduct the Business in compliance with, any applicable Law.

(b)      Seller owns and lawfully uses in the operation of the Business all Authorizations which are necessary for it to conduct the Business as currently conducted and for the ownership and use of the Purchased Assets free and clear of all Liens (“Business Authorizations”), a complete list of which (other than Environmental Authorizations) is set forth in Section 4.11(b) of the Disclosure Schedules. Such Business Authorizations are valid and in full force and effect. All material Authorizations are set forth on the Disclosure Schedules. Seller is not in default of any Business Authorization. Seller has received no written notice regarding any violation, or failure to conduct the Business in compliance with, any such Business Authorization or any revocation of any such Business Authorization. Seller is not required under the terms of any material Business Authorization to consummate the transactions contemplated hereby or by the other Transaction Documents to which it is a party.

4.12      Environmental Matters.

(a)      The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, any: (i) notice or claim under Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)      Seller has not been, and is not currently, required to obtain or maintain any Environmental Authorizations to conduct the Business as formerly and currently conducted or to own, lease, operate or use the Purchased Assets, and there is no condition, event or circumstance pertaining to the environment that would reasonably be expected to prevent or impede, after the Closing, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

4.13      Litigation. Except as set forth in Section 4.13 of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller involving or affecting the Business or the Purchased Assets. There is no outstanding Order that names Seller or any of its Affiliates and involves or affects the Business or the Purchased Assets.

4.14      Contracts. Seller has delivered or made available to Purchaser a correct and complete copy of each Contract to which Seller is a party or by which any of the Purchased Assets are bound. Such Contracts are in full force and effect and valid and enforceable in accordance with their terms. Except as set forth on Schedule 4.3(a), Seller is not required under the terms of any Contract to give notice to or obtain consent from any party thereto to consummate the transactions contemplated hereby or by the other Transaction Documents to which it is a party, which notice has not been given or consent has not been obtained. Seller has performed the obligations required to be performed by it to date under any Contract and there is no default or event that, with notice or lapse of time or both, would constitute a default by Seller under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller has not received notice that any party to any Contract intends to cancel or terminate any Contract or to exercise or not exercise any options under any Contract. To the Knowledge of Seller, no other party to any Contract is in default in respect thereof. No other party to any Contract has provided notice of any intention to terminate any Contract. There are no material disputes pending or threatened under any Contract.

4.15      Employee Matters.

(a)      Seller is not party to any collective bargaining agreement.

(b)      Section 4.15(b) of the Disclosure Schedules contains a complete and accurate list of (i) each employee and each contract worker of Seller, and (ii) the respective positions, base wage rates and the amount of any other compensation, of each employee and contract worker. To Seller’s Knowledge, no management level employee and no group of employees has any plans to terminate his, her, or their employment.

(c)      There are no pending nor, to the Knowledge of Seller, threatened material labor disputes currently subject to any grievance procedure, arbitration or litigation, including any unfair labor practice charge or complaint (as defined in the National Labor Relations Act) against Seller.

(d)      Seller has been, and is currently, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business and all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

4.16      Employee Benefits.

(a)      (i) Section 4.16(a) of the Disclosure Schedules contains a true and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, Seller has delivered or made available to Purchaser accurate, current and complete copies of each of the following: (A) where the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments and the summary plan description; (B) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (C) the most recent annual report (Form 5500, with all applicable attachments); (D) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Authority relating to the Employee Benefit Plan; and (E) all related trust agreements, insurance contracts, and other funding arrangements which implement each Employee Benefit Plan.

(ii)      Neither Seller nor any of its ERISA Affiliates contribute, and has never, sponsored, maintained, or contributed to an “employee pension benefit plan” as defined in ERISA Section 3(2) including, without limitation, (A) a “multiemployer plan” (as defined in Section 3(37) of ERISA, (B) a plan covered by Title IV of ERISA or subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or (C) a multiple employer plan subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code. Neither Seller nor any of its ERISA Affiliates has ever participated in a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA).

(b)      Each Employee Benefit Plan has been maintained and administered, in each case, in all material respects in compliance with its terms and with applicable Laws.

(c)      Other than as required under Section 4980B of the Code or other applicable Law, no Employee Benefit Plan provides medical, health, or life insurance or other welfare-type benefits to retirees or former employees of any Company.

(d)      None of Seller’s ERISA Affiliates sponsor, maintain or contribute to any Employee Benefit Plan.

(e)      All benefits, contributions, premiums, or other payments that are due have been timely paid with respect to each Employee Benefit Plan, and all benefits, contributions, premiums or applicable payments relating to each Employee Benefit Plan for any period ending on or before the Closing that are not yet due have been paid or accrued in accordance with reasonable accounting methods.

(f)      No transaction or omission has occurred with respect to any Employee Benefit Plan that would subject Seller to any material Tax or penalty (civil or otherwise).

(g)      Neither Seller nor any Employee Benefit Plan fiduciary (as defined in ERISA Section 3(21)), has engaged in any transaction in violation of ERISA Section 406(a) and (for which no exemption exists under ERISA Section 408) or any “prohibited transaction” (as defined in Section 4975(c)(2) or Section 4975(d) of the Code).

(h)      No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened, and no Employee Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(i)      The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee or consultant of Seller to any payment or benefit under any Employee Benefit Plan, (ii) accelerate the time of payment or vesting of benefits, or increase the amount of compensation, due to any Person under any Employee Benefit Plan, (iii) trigger any funding obligation under any Employee Benefit Plan or impose any restrictions or limitations on Seller’s rights to administer, amend or terminate any Employee Benefit Plan or (iv) result in any payment that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j)      Seller has no obligations to pay any deferred compensation to any Person.

4.17      Customers and Suppliers.

(a)      Section 4.17(a) of the Disclosure Schedules sets forth a true and complete list, for the years ended December 31, 2016 and 2017 and for the four months ended April 30, 2018, of Seller’s ten largest customers of goods and services related to the Business (“Material Customers”). Seller has not received any notice, and, to the Knowledge of Seller, has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)      Section 4.17(b) of the Disclosure Schedules sets forth a true and complete list, for the years ended December 31, 2016 and 2017 and for the four months ended April 30, 2018, of Seller’s ten largest suppliers of goods and services related to the Business (“Material Suppliers”). Seller has not received any notice, and, to the Knowledge of Seller, has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.18      Insurance. Section 4.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2015. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

4.19      Export Control. Except as set forth on Section 4.19 of the Disclosure Schedules:

(a)      Seller has been and is in compliance in all material respects with all export control and import Laws applicable to the Business or the Purchased Assets, including all regulations pertaining to the release of technical information to foreign persons wherever located, and with Laws governing embargoes, sanctions and boycotts applicable to the Business or the Purchased Assets, including the Arms Export Control Act of 1976 (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701, et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§ 1, et seq.), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (22 C.F.R. §§ 120, et seq.), the Export Administration Regulations (15 C.F.R. §§ 730, et seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the Laws administered by United States Customs and Border Protection (collectively, “Export Control and Import Laws”).

(b)      Seller has obtained and complied with all licenses, agreements, authorizations and license exceptions and exemptions required for Seller’s exports of articles or technology or provision of services.

(c)      Seller has not provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, services, software or technologies of the Business, directly or indirectly, to: (i) Iran, North Korea, Sudan, Syria, or any other country against which the United States maintains embargoes; (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of such countries; (iii) nationals of such countries; or (iv) any organization, entity, or individual appearing on a U.S. government list of parties with whom companies are prohibited from transacting business, including the Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List, both maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; the Debarred List, maintained by the U.S. Department of State; and the Denied Persons List, Entity List, and Unverified List, each of which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.

(d)      Seller has not received any notice alleging that Seller is not in compliance with, or has liability under, any Export Control and Import Laws, or has engaged in any brokering activity as defined in 22 C.F.R. § 129.2(b). Seller has not conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to any known violation of any Export Control and Import Laws, or failed to make any mandatory report or disclosure to any Governmental Authority pursuant to any Export Control and Import Laws.

4.20      Investment Representations.

(a)      Seller, the Unitholders and each other holder of any equity, debt or profits or other interest in Seller (the Unitholders and such other holders not including Parent (but not the Seller), collectively, “Seller Investor Parties”) understand that the sale of the Parent Common Stock to Seller has not been registered under the Securities Act, or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by Seller in this Agreement. Seller understands that Parent is relying upon the representations and warranties contained in this Section 4.20 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b)      Seller and the Seller Investor Parties have such knowledge, skill and experience in business, financial and investment matters so that Seller and each of the Seller Investor Parties is capable of evaluating the merits and risks of an investment in the Parent Common Stock and, to the extent that Seller or any Seller Investor Party has deemed it appropriate to do so, Seller or such Seller Investor Party has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in the Parent Common Stock. Each Seller Investor Party is an accredited investor as defined in Regulation D pursuant to the Securities Act of 1933, as amended.

(c)      Seller and the Seller Investor Parties have made, either alone or together with their respective advisors, such independent investigation of Parent, its management, business, prospects and related matters as Seller and the Seller Investor Parties deem to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent Common Stock through the transactions contemplated by this Agreement; and Seller, the Seller Investor Parties, and such advisors have received all information and data that Seller, the Seller Investor Parties, and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Common Stock through the transactions contemplated by this Agreement.

(d)      Neither Seller nor any of the Seller Investor Parties has any present or contemplated future need to dispose of all or any portion of the Parent Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and Seller and each of the Seller Investor Parties is capable of bearing the economic risk of an investment in the Parent Common Stock for the indefinite future.

(e)      Seller and the Seller Investor Parties understands that the Parent Common Stock will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Commission promulgated thereunder provide in substance that Seller and the Seller Investor Parties may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available. Seller and each Seller Investor Party further understands that Parent has no obligation or intention to register the sale of any of the Parent Common Stock to be received by Seller or the Seller Investor Parties in the transaction contemplated hereby, or take any other action so as to permit sales pursuant to, the Securities Act. Accordingly, Seller and the Seller Investor Parties understand that Seller and the Seller Investor Parties may dispose of such shares only in transactions which are of a type exempt from registration under the Securities Act, including (without limitation) a “private placement,” in which event the transferee will acquire such shares as “restricted securities” and subject to the same limitations as in the hands of Seller and the Seller Investor Parties. Seller and the Seller Investor Parties further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, Seller and the Seller Investor Parties understand that Seller and the Seller Investor Parties may have to bear the economic risks of an investment in the Parent Common Stock for an indefinite period of time.

(f)      Seller and the Seller Investor Parties are acquiring the Parent Common Stock for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

(g)      The certificate evidencing the Parent Common Stock shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY. THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF [ ], 2018, BY AND AMONG AGEAGLE AERIAL SYSTEMS INC., EAGLE AERIAL SYSTEMS, INC., AGRIBOTIX, LLC, THE INDIVIDUALS LISTED ON THE SIGNATURE PAGE THEREOF, AND PAUL HOFF, IN HIS CAPACITY AS THE REPRESENTATIVE OF THE SELLER INVESTOR PARTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to Seller as follows:

5.1      Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and each of Parent and Purchaser has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

5.2      Authorization and Enforceability. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents to which Parent or Purchaser is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action, and no other corporate proceeding on the part of Parent or Purchaser is necessary to authorize such execution, delivery and performance. This Agreement and each other Transaction Document to which it is a party have been duly executed by Parent and Purchaser and constitute Parent’s or Purchaser’s valid and binding obligations, enforceable against Parent or Purchaser, as applicable, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and to the effect of general principles of equity, whether considered in a proceeding at law or in equity.

5.3      No Conflict or Violation. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the other Transaction Documents to which either of them is a party (a) do not and will not violate or conflict with any provision of Parent’s or Purchaser’s Articles of Incorporation or Bylaws, (b) do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Parent or Purchaser is a party or by which it is bound or to which any of its properties or assets is subject except, in the case of foregoing clause (c), for such violations, breaches and defaults that, individually or in the aggregate, would not reasonably be expected to prohibit or materially impede Parent’s or Purchaser’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

5.4      Consents and Approvals. No Authorization or Order of, declaration to or filing or registration with any Governmental Authority or any other Person, is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.5      Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Common Stock, and 25,000,000 shares of Preferred Stock, par value $0.001 per share 10,000 shares are designated Series C Convertible Preferred Stock, par value $0.001 per share. As of July 17, 2018, (a) 10,164,001 shares of Parent Common Stock were issued and outstanding, and (b) 6,507 shares of Series C Convertible Preferred Stock were issued and outstanding. All of such outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable. As of July 17, 2018, 2,000,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent stock option plans. The shares of Parent Common Stock issuable to Seller pursuant to this Agreement have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth above in this Section 5.5, there are no outstanding (v) shares of capital stock or other voting securities or equity interests of Parent, (w) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (x) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Purchaser or other equity equivalent or equity-based award or right, (y) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in clause (x), or (z) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

5.6      Valid Issuance of Shares. The shares of Parent Common Stock, (a) when issued and delivered in accordance with the terms and for the consideration set forth herein, will be validly issued, fully paid, nonassessable, and free from restrictions on transfer other than restrictions on transfer under the Transaction Agreements, and applicable state and federal securities laws and (b) will be issued in compliance with all applicable federal and state securities laws; and (c) will be eligible for resale by Seller and the other Seller Investor Parties, subject to Seller and Seller Investor Parties compliance with Rule 144 (17 C.F.R. § 230.144) after satisfaction of any holding period required herein. The stock certificates representing the shares of Parent Common Stock shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL, ACCEPTABLE TO THE COMPANY, THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF [ ], 2018, BY AND AMONG AGEAGLE AERIAL SYSTEMS INC., EAGLE AERIAL SYSTEMS, INC., AGRIBOTIX, LLC, THE INDIVIDUALS LISTED ON THE SIGNATURE PAGE THEREOF, AND PAUL HOFF, IN HIS CAPACITY AS THE REPRESENTATIVE OF THE SELLER INVESTOR PARTIES.

5.7      No Reliance on Unstated Representations. Neither Parent nor Purchaser is relying on any representation concerning the Business, the subject matter of this Agreement, or the transactions contemplated hereby except those expressly made herein.

ARTICLE VI

COVENANTS

6.1      Conduct of Business Prior to Closing.

(a)      From the date hereof until the earlier of the Closing Date or the termination of this Agreement as provided herein, except as otherwise expressly provided for by this Agreement or consented to in writing by Purchaser (which consent will not be unreasonably withheld or delayed), Seller shall (i) conduct its Business in the ordinary course of business and preserve in all material respects its Business relationships with its material customers, material suppliers, material distributors and other Persons with which Seller transacts material business. Each of Seller and the Unitholders, on the one hand, and Parent and Purchaser, on the other hand, shall use their reasonable best efforts to cause all of the conditions to the obligations of the other under this Agreement to be satisfied as soon as practicable following the date hereof.

(b)      From the date hereof until the Closing Date, except as consented to in writing by Purchaser (which consent will not be unreasonably withheld or delayed), Seller will not:

(i)      subject any portion of its properties, rights or assets to any material Lien, except for Liens existing on the date hereof and Permitted Liens;

(ii)      sell, assign, license or transfer any Purchased Assets, except sales of products or services in the ordinary course of business;

(iii)      sell, assign, license, allow to expire or lapse or transfer any Intellectual Property, except for non-exclusive licenses in connection with the provision of services in the ordinary course of business;

(iv)      (A) increase the compensation or fringe benefits of any employee, (B) grant or increase any severance or termination pay, except as required by Law, (C) except as required by Law, establish, adopt, enter into, amend or terminate any Employee Benefit Plan, (D) hire any employee (other than to fill vacancies) or terminate any employee (other than for “cause”), (E) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan;

(v)      incur, or modify in any material respect the terms of, any Indebtedness, except for Indebtedness incurred under credit facilities in effect on the date hereof in the ordinary course of business for working capital purposes;

(vi)      other than in the ordinary course of business, enter into any Contract or modify in any material respect or terminate any Assumed Contract;

(vii)      allow any insurance policy to lapse or terminate, except as replaced by a substantially similar insurance policy;

(viii)      adopt or enter into any collective bargaining agreement;

(ix)      agree, authorize or commit to do any of the foregoing or any action which would reasonably be expected to make any of the representations and warranties of Seller untrue in any material respect or result in any of the conditions set forth in Article VII not being satisfied; or

(x)      other than month-to-month subscriptions entered into in the ordinary course of business, sell any pre-paid subscriptions of FarmLens Professional (including pre-paid coupons for such subscriptions).

6.2      Access to Information. From the date hereof until the Closing, Seller shall (a) afford Purchaser and its representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Purchaser in its investigation of the Business. Without limiting the foregoing, Seller shall permit Purchaser and its representatives to conduct environmental due diligence of the Leased Real Property. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.3      No Solicitation of Other Bids.

(a)      Seller and the Unitholders shall not, and shall not authorize or permit any of their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)      In addition to the other obligations under this Section 6.3, Seller shall promptly (and in any event within two Business Days after receipt thereof by Seller or its representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)      Seller and the Unitholders agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

6.4      Notice of Certain Events.

(a)      From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(i)      any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business or the Purchased Assets, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)      any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities or that relates to the consummation of the transactions contemplated by this Agreement.

(b)      Purchaser's receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

6.5      Restrictive Covenants.

(a)      For a period of four (4) years after the Closing, Seller agrees that it will not, and each Unitholder agrees that such Unitholder will not, either directly or indirectly:

(i)      engage, in any capacity, in any business located in a Restricted Area which is engaged, directly or indirectly, in providing Restricted Services; provided, however, that any Unitholder may provide uncompensated services to any not-for-profit or governmental entity that provides Restricted Services, regardless of the geographical area, and may receive reimbursement of reasonable expenses incurred in providing those services (i.e., travel, lodging, meals, etc.); or

(ii)      have any direct or indirect ownership interest in any business located in a Restricted Area which is engaged, either directly or indirectly, in providing Restricted Services (other than by ownership of, in the aggregate, less than five percent (5%) of the stock of a publicly held entity).

“Restricted Area” means, immediately before Closing, the geographical areas where the Business was historically conducted, is currently conducted, and is proposed to be conducted. “Restricted Services” means, immediately before Closing, the Business as historically conducted, as currently conducted, and as proposed to be conducted.

(b)      For a period of four (4) years after the Closing, Seller agrees that it will not, and each Unitholder agrees that such Unitholder will not, either directly or indirectly:

(i)      cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller in respect of the Business at the Closing or since January 1, 2015, to cease doing business with Purchaser in respect of the Business, to deal with any competitor of Purchaser in respect of the Business or in any way interfere with its relationship with Purchaser in respect of the Business; or

(ii)      hire, retain, or attempt to hire or retain any employee or independent contractor of Purchaser in respect of the Business, including any Transferred Employee, or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors, including any Transferred Employee, in respect of the Business; provided, however, that Seller or any Unitholder may hire any person who responds to an advertisement targeted at the general public for employment or services without violating this provision.

(c)      If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.5 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 6.5 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

(d)      Seller and each of the Unitholders acknowledge that if Seller or such Unitholder should violate any term or provision of this Section 6.5, Purchaser will suffer irreparable harm for which monetary damages alone would not constitute an adequate remedy. Seller and each of the Unitholders agree that the terms and conditions hereof shall be specifically enforceable in equity and that injunctive or other equitable relief shall not constitute any hardship upon Seller or such Unitholder.

6.6      Post-Closing Transition; Access to Records.

(a)      Seller shall cooperate with Purchaser to ensure a smooth transition of the Business. After the Closing, Seller shall cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller in respect of the Business existing prior to the Closing.

(b)      For a period of two (2) years after the Closing, Seller shall have reasonable access to all of the books and records of the Business with respect to periods prior to the Closing that are held or controlled by Purchaser to the extent that such access may be reasonably requested by Seller. Purchaser shall afford such access upon receipt of reasonable advance notice and during normal business hours. Purchaser shall permit Seller to make copies of such books and records at Seller’s expense. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.6(b). If Purchaser shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may elect.

(c)      Seller agrees to promptly endorse and pay over or cause to be endorsed and paid over to Purchaser, without deduction or offset, the full amount of any payment received by Seller after the Closing in respect of goods sold or services rendered as part of the Business, except for that portion, if any, of such payments attributable to goods sold and shipped, or services rendered, prior to the Closing.

6.7      Employees.

(a)      Effective as of the date of this Agreement, Seller shall provide Purchaser and its Affiliates access to the employees of the Business for the purpose of pre-employment interviews and commercially reasonable screening. Purchaser or one of its Affiliates may offer employment, on an “at will” basis, to any or all of such employees of the Business in its sole discretion effective at and subject to the Closing. The employees of the Business who accept such employment and commence employment with Purchaser or its Affiliate on the Closing Date are referred to herein as the “Transferred Employees.” On the Closing Date, Seller shall terminate the employment of all Transferred Employees and such Transferred Employees shall become employees of Purchaser or one of its Affiliates.

(b)      Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee (including any Transferred Employee), independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)      Seller shall be liable for the administration and payment of all health and welfare Liabilities and benefits under the Employee Benefit Plans with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing Date, and (ii) employees of the Business who are not Transferred Employees. Purchaser shall be liable for the administration and payment of all health and welfare Liabilities and benefits under Purchaser’s benefit plans with respect to Transferred Employees who accept Purchaser’s offer of employment and who participate therein to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.

(d)      If the obligation to provide coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to any “M&A qualified beneficiaries” (as defined in in Treasury Regulation Section 54.4980B-9, Q&A-4 and with respect to the transactions contemplated by this Agreement) shifts to Purchaser pursuant to Treasury Regulation Section 54.4980B-9 or other applicable Internal Revenue Service guidance, then notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Purchaser for any and all documented costs and expenses that Purchaser reasonably incurs in providing COBRA coverage to such individuals (including, but not limited to, claims, administrative costs, fees and insurance premiums).

(e)      Neither Seller nor any Affiliate will make any transfer of pension or other employee benefit plan assets to Purchaser. Purchaser shall not have any responsibility, liability or obligation, whether to Transferred Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plan.

(f)      Seller shall be liable for the administration and payment of all workers' compensation Liabilities and benefits with respect to (i) Transferred Employees to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring on or prior to the Closing Date, and (ii) employees of the Business who are not Transferred Employees. Purchaser shall be liable for the administration and payment of all workers' compensation Liabilities and benefits with respect to any Transferred Employees who accept Purchaser’s offer of employment to the extent resulting from claims, events, circumstances, exposures, conditions or occurrences occurring after the Closing Date.

6.8      Payment of Taxes.

(a)      Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement. All Taxes levied with respect to the Purchased Assets for a taxable period that includes (but does not end at) the Closing shall be apportioned based on the number of days of such taxable period included in the period ending with and including the Closing (the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing (the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(b)      Seller shall pay all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) when due.

(c)      If requested by Purchaser, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Purchaser to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Purchaser that such liabilities have been paid in full or otherwise satisfied.

6.9      Discharge of Business Obligations after the Closing.

(a)      From and after the Closing, Seller shall pay and discharge on a timely basis all Excluded Liabilities.

(b)      As of the Closing Date, Seller hereby (i) authorizes Purchaser or its designee to open any and all mail addressed to Seller with respect to the Purchased Assets or the Assumed Liabilities and delivered to the offices of the Business if received on or after the Closing Date, and (ii) appoints Purchaser or its designee as Seller’s attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser or its designee after the Closing Date with respect to the Purchased Assets or accounts receivable relating to work performed by Purchaser after the Closing, as the case may be, made payable or endorsed to Seller or Seller’s order, for Purchaser’s or its designee’s own account.

6.10      Bulk Sales Laws. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales laws and any other similar Laws in respect of the transactions contemplated hereby and the other Transaction Documents. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.11      Confidentiality. From and after the Closing, Seller and each of the Unitholders shall hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller or such Unitholder can show that such information (a) is generally available to and known by the public through no fault of Seller or any of the Unitholders, any of its Affiliates or its respective representatives; or (b) is lawfully acquired by Seller or such Unitholder, any of its Affiliates or its respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of the Unitholders or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller and such Unitholder shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller or such Unitholder is advised by its counsel in writing is legally required to be disclosed, provided that Seller or such Unitholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.12      Public Announcements. Neither Seller nor any of the Unitholders shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Parent, provided that Seller may communicate with other non-Unitholder members, noteholders, and similar related parties. Parent may make public statements with respect to this Agreement and the transactions contemplated hereby as it believes are required to comply with any listing agreement with any national securities exchange or stock market or with its obligations under applicable securities laws.

6.13      Transfers of Parent Shares.

(a)      Seller agrees that it will not Transfer any Exchange Parent Shares, Closing Parent Shares, Post-Closing Parent Shares or Earn-out Shares (collectively, “Parent Shares”) to any third party, including to the Seller Investor Parties, prior to the six-month anniversary of the Closing Date. During each calendar month following the six-month anniversary of the Closing Date, Seller may transfer to the Seller Investor Parties up to ten percent (10%), in the aggregate (prorated for any period of less than a full calendar month), of the total number of Parent Shares (calculated as of the first day of such calendar month); provided, however, that if the number of Parent Shares held by Seller on the first day of a calendar month (prior to any transfer of Parent Shares in such calendar month) is less than ten percent (10%) of the aggregate number of Parent Shares, then, during such calendar month, Seller may distribute to the Seller Investor Parties all remaining Parent Shares held by Seller.

(b)      Any transfers permitted pursuant to Section 6.13(a) shall be made by Seller and allocated among the Seller Investor Parties in accordance with Seller’s Articles of Organization and Operating Agreement and in compliance with the terms of all agreements and instruments pursuant to which Seller has issued any equity, debt or profits or other interest in Seller. Any transfer of the Shares by Seller to the Seller Investor Parties shall not relieve Seller or any Seller Investor Party of its indemnity obligations under Article IX.

6.14      Pro Rata Shares. Seller shall deliver to Parent and Purchaser not more than thirty 30) Business Days following the Closing a spreadsheet that includes the name of each Seller Investor Party and the portion of the Purchase Price, after giving effect to the adjustments set forth in Section 3.2(b)(ii) and Section 3.2(b)(iii), that will be allocated to each such Seller Investor Party in accordance with the documents described in Section 6.13(b) (such portion, such Investor Seller Party’s “Pro Rata Share”).

6.15      Rule 144. Nothing in this Agreement or any other Transaction Document is intended to prevent or restrict the transfer of Parent Shares made in accordance with applicable laws, including but not limited to the U.S. Securities Laws. Parent and Purchaser shall cooperate reasonably with holders of Parent Shares to facilitate the sales of such shares in accordance with Rule 144 (17 C.F.R. § 230.144) under the Securities Act and such cooperation will include, but will not be limited to, removing restrictive legends from share certificates that have been held by non-affiliates for the applicable Rule 144 holding periods. The seller of any Parent Shares will be solely responsible for compliance with all stated and federal laws and regulations pertaining to the sales of Parent Shares.

ARTICLE VII

CONDITIONS TO CLOSING

7.1      Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)      No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2      Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent and Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)      Other than the Seller Fundamental Representations, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)      Seller and each of the Unitholders shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement.

(c)      No Action shall have been commenced against Parent, Purchaser, Seller or any of the Unitholders which would prevent the Closing.

(d)      All Consents that are listed on Section 4.3(a) of the Disclosure Schedules shall have been received in form and substance reasonably satisfactory to Parent and Purchaser, and executed counterparts thereof shall have been delivered to Parent and Purchaser at or prior to the Closing.

(e)      From the date of this Agreement, there shall not have occurred any material adverse effect on the Business or the Purchased Assets, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect on the Business or the Purchased Assets.

(f)      Seller shall have delivered to Parent and Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.3(c).

(g)      Purchaser shall have received all Authorizations that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h)      All Liens relating to the Purchased Assets shall have been released in full, other than Permitted Liens, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Parent and Purchaser in its sole discretion, of the release of such Liens.

(i)      Parent and Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the "Seller Closing Certificate").

(j)      Parent and Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)      Each Seller Investor Party other than the Unitholders shall have delivered to Parent and Purchaser an Acknowledgment and Joinder Agreement in the form attached hereto as Exhibit E.

(l)      Seller shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)      Each of the employees of the Business whose names are included on Schedule 7.2(m) shall have accepted Purchaser’s offer of employment and shall be Transferred Employees.

(n)      Seller shall have obtained a new agreement with Pix4D for the license of Pix4D software on terms satisfactory to Purchaser, including a provision that such agreement is freely assignable to Purchaser. Seller shall pay any usage fees under such new agreement through the Closing Date and Purchaser shall pay such fees after the Closing Date.

7.3      Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)      Other than the Purchaser Fundamental Representations, the representations and warranties of Parent and Purchaser contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Purchaser Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)      Purchaser shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement.

(c)      Purchaser shall have delivered to Seller and the Unitholders duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.3(d).

(e)      Purchaser shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 2.3(f).

(f)      Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Purchaser Closing Certificate”).

(g)      Purchaser shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

8.1      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)      by the mutual written consent of Parent, Purchaser and Seller;

(b)      by Parent and Purchaser by written notice to Seller and the Unitholders if:

(i)      neither Parent nor Purchaser is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Unitholders pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller or the Unitholders, as the case may be, within ten (10) days of Seller's and the Unitholders’ receipt of written notice of such breach from Parent and Purchaser; or

(ii)      any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by ninety (90) days following the date hereof, unless such failure shall be due to the failure of Parent or Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)      by Seller by written notice to Parent and Purchaser if:

(i)      neither Seller nor any Unitholder is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Purchaser within ten (10) days of Purchaser's receipt of written notice of such breach from Seller; or

(ii)      any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by ninety (90) days following the date hereof, unless such failure shall be due to the failure of Seller or any Unitholder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)      by Parent and Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

8.2      Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no obligation on the part of any Party hereto except:

(a)      if this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(c)(i), Section 8.1(c)(ii), or Section 8.1(d), Seller shall repay to Parent and Purchaser, as applicable, the LOI Advance and the Signing Advance pursuant to the terms applicable to the same;

(b)      if this Agreement is terminated pursuant to either Section 8.1(b)(i) or Section 8.1(b)(ii), within three (3) business days of such termination, Seller shall repay to Parent and Purchaser, as applicable, the principal and all outstanding interest of the LOI Advance and the Signing Advance in immediately available funds to accounts designated by Parent and Purchaser;

(c)      as set forth in this Article VIII, Section 6.12 and Article X hereof; and

(d)      that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof prior to such termination.

ARTICLE IX

INDEMNIFICATION

9.1      Survival.

(a)      The Seller General Representations and the Purchaser General Representations shall survive until the twelve-month anniversary of the Closing Date (the “First Cut-Off Date”). The Seller Special Representations shall survive until the second anniversary of the Closing Date (the “Second Cut-Off Date”). The Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive until the fourth (4th) anniversary date (the “Third Cut-Off Date”. The covenants and agreements of the parties contained herein requiring performance after the Closing shall survive in accordance with their terms.

(b)      If any Notice of Claim is given in good faith in accordance with the terms of Section 9.4 on or prior to (i) the First Cut-Off Date in respect of (A) a breach of the Seller Representations (other than Seller Fundamental Representations and Seller Special Representations), or (B) a breach of the Purchaser Representations (other than the Purchaser Fundamental Representations), (ii) the Second Cut-Off Date in respect of a breach of the Seller Special Representations, or (iii) the Third Cut-Off Date in respect of a breach of the Seller Fundamental Representations or the Purchaser Fundamental Representations) then the claims specifically set forth in the Notice of Claim shall survive until such time as such claim is finally resolved.

9.2      Indemnification by Seller and the Unitholders.

(a)      Seller, each Unitholder and each other Seller Investor Party shall, severally but not jointly in accordance with each such Unitholder’s and other Seller Investor Party’s Pro Rata Share and in accordance with this Article IX, indemnify and defend, save and hold Parent, Purchaser, their Affiliates, and their respective directors, officers, employees and representatives (the “Purchaser Indemnitees”) harmless from and against any claim, damage, liability, loss, judgment, cost, expense (including all reasonable attorneys’ fees and costs, court costs and expert witness fees and costs), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Losses”) arising out of or resulting from:

(i)      the breach of any representation or warranty made by Seller or a Unitholder in this Agreement (and the related certifications in the Seller Closing Certificate) or in any of the other Transaction Documents to which Seller and/or the Unitholders are a Party;

(ii)      any failure of Seller or any of the Unitholders to perform or observe any covenant or agreement on the part of Seller or the Unitholders to be performed or observed hereunder or under any of the other Transaction Documents to which Seller and/or the Unitholders are a party;

(iii)      the Excluded Liabilities;

(iv)      fraudulent transfer Laws or the failure to comply with any bulk sales Laws or similar Laws; or

(v)      the ownership of the Purchased Assets or the conduct of the Business by Seller prior to the Closing.

(b)      Seller, the Unitholders, and the other Seller Investor Parties shall not be liable for any Loss or Losses pursuant to Section 9.2(a)(i) (“Purchaser Warranty Losses”) (i) unless and until the aggregate amount of all Purchaser Warranty Losses incurred by the Purchaser Indemnitees exceeds THIRTY FIVE THOUSAND DOLLARS ($35,000.00) (the “Deductible”), in which event Seller, the Unitholders and the other Seller Investor Parties shall be liable for all Purchaser Warranty Losses in excess of the Deductible, and (ii) to the extent that Purchaser Warranty Losses exceed ONE MILLION DOLLARS ($1,000,000.00) in the aggregate (the “General Cap”); provided that the Deductible shall not apply to any Purchaser Warranty Losses that result from any breach by Seller or any of the Unitholders of the Seller Fundamental Representations; and provided further that the General Cap shall not apply to any Purchaser Warranty Losses that result from any breach by Seller or Unitholder of the Special Representations or the Seller Fundamental Representations.

(c)      The cumulative indemnification obligation of Seller, the Unitholders, and the other Seller Investor Parties with respect to any and all Purchaser Warranty Losses for breach of the Seller General Representations and Seller Special Representations shall not exceed ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000.00) (the “Special Cap”); provided that the Special Cap shall not apply to any Purchaser Warranty Losses that result from any breach by Seller or any of the Unitholders of the Seller Fundamental Representations.

(d)      The cumulative indemnification obligation of Seller, the Unitholders, and the other Seller Investor Parties with respect to any and all Purchaser Warranty Losses for breach of the Seller General Representations, Seller Special Representations and Seller Fundamental Representations and Section 9.2(a)(iv)-(v) shall not exceed ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) (the “Maximum Cap”).

(e)      For the avoidance of doubt, the Deductible, the General Cap, the Special Cap and the Maximum Cap shall not apply to any Losses incurred by the Purchaser Indemnitees that are subject to indemnification under Section 9.2(a)(ii)-(iii); provided that, with respect to any breach by a Unitholder contained in Section 6.5, only such Unitholder and not any other Unitholder or other Seller Investor Party shall be liable with respect to Losses arising as a result of such breach.

(f)      In the event of any Loss or Losses for which a Purchaser Indemnitee is entitled to be indemnified pursuant to this Section 9.2, such Purchaser Indemnitee shall first seek recovery as follows:

(i)      First, out of the Escrow Fund as follows: (A) first, the Escrow Cash equal to the Loss; and (B) second, if the Escrow Cash is not sufficient, then the number of Escrow Shares with a value, based on the Indemnity Share Price, equal to the remaining Loss shall be transferred to the Purchaser Indemnitee;

(ii)      Second, to the extent that the Escrow Fund has terminated or is not sufficient therefor, the Purchaser Indemnitee shall seek recovery from Seller of the portion of the Loss that has not been satisfied from the Escrow Fund; provided, that Seller may satisfy its indemnity obligation, in whole or in part, by the transfer to such Purchaser Indemnitee of a number of shares of Parent Common Stock with a value, based on the Indemnity Share Price, equal to the amount of the Loss; and

(iii)      Third, to the extent that a Purchaser Indemnitee is not indemnified out of the Escrow Fund or by Seller, such Purchaser Indemnitee may recover the Loss from the Unitholders and the other Seller Investor Parties, severally but not jointly, in accordance with their respective Pro Rata Shares, but not to exceed in the aggregate such Unitholder’s and other Seller Investor Party’s Pro Rata Share of the Maximum Cap.

(g)      “Indemnity Share Price” means (i) in the event that Seller has not earned the Earn-out Shares, the average price obtained by dividing FOUR MILLION DOLLARS ($4,000,000) by the sum of the Exchange Parent Shares, the Closing Parent Shares and the Post-Closing Parent Shares, or (ii) in the event that Seller has earned the Earn-Out shares, the average price obtained by dividing FOUR MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($4,250,000) by the sum of the Exchange Parent Shares, the Closing Parent Shares, the Post-Closing Parent Shares, and the Earn-out Shares. The Indemnity Share Price shall be subject to appropriate adjustment in the event of any stock dividend, stock split, stock combination or other similar recapitalization change with respect to or otherwise affecting the Parent Shares.

9.3      Indemnification by Purchaser. Purchaser and Parent shall indemnify and defend, save and hold Seller, its Affiliates, and their respective directors, officers, employees and representatives (the “Seller Indemnitees”) harmless from and against any Losses arising out of or resulting from:

(a)      the breach of any representation or warranty made by Purchaser or Parent in this Agreement (and the related certifications in the Purchaser Closing Certificate) or in any of the other Transaction Documents to which it is a party;

(b)      any failure of Purchaser or Parent to perform or observe any covenant or agreement on the part of Purchaser or Parent to be performed or observed hereunder or under any of the other Transaction Documents to which it is a party;

(c)      the Assumed Liabilities; or

(d)      the ownership of the Purchased Assets or the conduct of the business of Purchaser or Parent after the Closing Date, except, in each case, for Excluded Liabilities.

Purchaser shall not be liable for any Loss or Losses pursuant to Section 9.3(a) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds the Deductible, in which event Purchaser shall be liable for all Seller Warranty Losses in excess of the Deductible, and (ii) to the extent that Seller Warranty Losses exceed the General Cap; provided that the Deductible and the General Cap shall not apply to any Seller Warranty Losses that result from any breach by Purchaser of the Purchaser Fundamental Representations; and provided further that the cumulative indemnification obligation of Purchaser with respect to any and all Seller Warranty Losses shall not exceed the Maximum Cap. For the avoidance of doubt, the Deductible, the General Cap and the Maximum Cap shall not apply to any Losses incurred by Seller that are subject to indemnification under Section 9.3(b)-(d).

9.4      Conduct of Proceedings.

(a)      In the event that any Person not a Party to this Agreement (including a Governmental Authority) shall levy an assessment or commence or file or threaten to commence or file any lawsuit or proceeding, which pending or threatened lawsuit or proceeding or assessment may result in any Losses subject to indemnification under this Agreement (each, a “Third Party Claim”), then the Purchaser Indemnitee or the Seller Indemnitee, as the case may be (the “Indemnified Party”) shall provide written notice (“Notice of Claim”) of such Third Party Claim to the indemnifying party (the “Indemnifying Party”) as soon as is reasonably practicable but in any event within thirty (30) days after discovery or receipt of notice of such Proceeding (provided, however, that failure to notify within such time period shall not rescind or revoke the Indemnifying Party’s obligation to indemnify but shall only reduce the amount of the indemnification to the extent that the Indemnifying Party is damaged by such delay).

(b)      The Indemnifying Party shall have the option, at its own cost and expense, to assume the defense of such Third Party Claim by retaining counsel for and reasonably acceptable to the Indemnified Party to defend the same (“Third Party Defense”). If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Indemnifying Party shall give prompt written notice to the Indemnified Party of such election and the Indemnified Party shall have the right to participate in the defense of such assessment or such pending or threatened Proceeding at its own expense. The Indemnifying Party will not be entitled to assume the Third Party Defense to the extent that: (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; or (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

(c)      In the event that the defense of any Third Party Claim is tendered to the Indemnifying Party and the Indemnifying Party assumes control of the Third Party Defense, the Indemnified Party shall cooperate and assist the Indemnifying Party in conducting such Third Party Defense. If the Indemnifying Party assumes the defense of any Third Party Claim, it will take all steps necessary in the defense, prosecution, or settlement of such claim and will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnified Party; provided that the consent of the Indemnified Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnified Parties by the third party of a release of the Indemnified Parties from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnified Parties (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other action or claims of a similar nature that may be made against the Indemnified Parties (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnifying Party. The Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnified Party will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnifying Party is reasonably conducting the Third Party Defense in good faith, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party is not reasonably conducting the Third Party Defense in good faith, the Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and the Indemnifying Party shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(d)      In the event that (i) an Indemnified Party gives Notice of Claim to the Indemnifying Party and the Indemnifying Party fails or elects not to assume a Third Party Defense which the Indemnifying Party had the right to assume under this Section 9.4 or (ii) the Indemnifying Party is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnified Party shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnifying Party. In each case, the Indemnified Party shall conduct the Third Party Defense actively and diligently, and the Indemnifying Party will provide reasonable cooperation in the Third Party Defense. The Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnified Party without the consent of the Indemnifying Party shall not be determinative of the validity of the claim, except with the consent of the Indemnifying Party (not to be unreasonably withheld or delayed). If the Indemnifying Party does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(e)      Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnified Party or the Indemnifying Party, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges

9.5      Indemnification Procedures for Non-Third Party Claims. The Indemnified Party will deliver a Notice of Claim to the Indemnifying Party promptly upon its discovery of any matter for which the Indemnifying Party may be liable to the Indemnified Party hereunder that does not involve a Third Party Claim. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

9.6      Escrow Fund.

(a)      As partial security for the indemnity provided in Section 9.2 and the obligations of the Key Employees provided in Section 9.8, Purchaser shall cause to be delivered to the Escrow Agent, on each of the Closing Date and the ninetieth day after the Closing Date, a portion of the Escrow Amount as set forth in Sections 3.2 and 3.3. The Escrow Amount, together with any and all income and proceeds thereon, shall be referred to hereinafter as the “Escrow Fund.” The Escrow Fund shall be available to compensate Purchaser Indemnitees for the indemnification obligations of Seller and Unitholder under this Article IX. The Parties agree and acknowledge that claims against the Escrow Fund are not the exclusive remedy of any Purchaser Indemnitee for indemnifiable Losses hereunder; provided that Purchaser shall first seek indemnification for any such Losses from the Escrow Fund and, to the extent that the Escrow Fund is not sufficient therefor or is otherwise exhausted, may recover such Losses directly from Seller and the Unitholders (subject to the limitations set forth in Section 9.2).

(b)      The Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(c)      The Escrow Fund shall be in existence on the Closing Date and shall terminate at 5:00 p.m., Eastern Time, on the fifteenth-month anniversary of the Closing Date (the period of time from the Closing Date through and including such termination date is referred to herein as the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount that is subject to any claim that is pending against the Escrow Fund as of such date and time and, solely with respect to all such claims, the Escrow Period shall be extended until such date and time as all such claims are resolved or finally determined in accordance with this Agreement and the Escrow Agreement. Upon termination, and subject to the provisions in the preceding sentence, the entire remaining Escrow Fund shall be paid to Seller and the Purchaser shall so instruct the Escrow Agent.

9.7      Exclusive Remedy. Except in the case of fraud, intentional misrepresentation of willful misconduct, the provisions of this Article IX constitute the sole and exclusive remedies for the breach of any representations and warranties set forth in this Agreement.

9.8      Key Employees.

(a)      The continued employment of the Key Employees with the Business is a material inducement to Purchaser and Parent to enter into this Agreement and to consummate the transactions contemplated hereby. Accordingly, if, on or prior to the one-year anniversary of the Closing Date, either of the Key Employees (1) voluntarily terminates his employment with Purchaser, or (2) is terminated by Purchaser for Cause (the last date of such Key Employee’s employment being referred to his “Separation Date”), then Purchaser shall be entitled to receive, solely from the shares remaining in the Escrow Fund on the Separation Date, the lesser of the following:

(i)      The number of Escrow Shares having a value, at the Indemnity Share Price as of such Key Employee’s Separation Date, equal to “A” minus “B”, where:

“A” equals ONE MILLION DOLLARS ($1,000,000); and

“B” equals the product of FIFTY THOUSAND DOLLARS ($50,000) multiplied by the number of months between the Closing Date and such Key Employee’s Separation Date, rounded to the nearest whole month.

Solely for purposes of illustration, if a Key Employee voluntarily terminates his employment with Purchaser exactly four months after the Closing Date, the Escrow Shares described in this Section 9.8(a)(i), with respect to such Key Employee, will be that number of Escrow Shares having a value, at the Indemnity Share Price as of such Key Employee’s Separation Date, equal to $800,000.00 (i.e., $1,000,000.00 – (4 x $50,000.00)) = $1,000,000.00 –

$200,000.00 = $800,000.00).

(ii)      all the Escrow Shares remaining in the Escrow Fund.

(b)      For clarity, the maximum value of Escrow Shares, at the Indemnity Share Price, subject to release to Purchaser under this Section 9.8 is ONE MILLION DOLLARS ($1,000,000) for both Key Employees.

(c)      In any event or circumstance requiring the release of Escrow Shares under Section 9.8(a), Purchaser and the Representative shall instruct the Escrow Agent to release the appropriate number of Escrow Shares to Purchaser in accordance with the terms of this Section 9.8.

(d)      Other than in the case of a termination for Cause and subject to any restrictive covenants and other obligations that survive termination of such Key Employee’s employment, the delivery of Escrow Shares to Purchaser under this Section 9.8 in connection with the termination of employment of a Key Employee will be deemed in full accord and satisfaction of all claims, damages, liabilities, indemnities, and obligations arising out of or in connection with the termination of the employment of the Key Employee with respect to whom the delivery was made.

ARTICLE X

MISCELLANEOUS

10.1      Successors and Assigns. Except as otherwise provided in this Agreement, no Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties hereto, and any purported assignment without such prior written consent shall be void and of no force or effect; provided, however, that Purchaser may, without such consent, assign this Agreement to any of its Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties hereto.

10.2      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts entered into and to be entirely performed within such State.

10.3      Broker’s and Finder’s Fees. Seller represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions. Purchaser represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other Person is entitled to any commission or finder’s fee in connection with any of these transactions. If any other Person claims to be owed any such fees or commission as a result of its dealings with either Party, then such identified Party shall indemnify and hold the other harmless from and against all Losses resulting from such claims.

10.4      Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); or (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

If to Seller:	Paul Hoff 3309 Airport Rd Boulder, Co 80301
If to Purchaser:	Barrett Mooney 117 S 4th St Neodesha, KS 66757

If to a Unitholder or Representative, to such Unitholder's or Representative's address on the signature page hereto.

10.6 Specific Performance. Notwithstanding anything in this Agreement to the contrary, money damages would not be an adequate remedy at law if a Party fails to perform in any material respect any of its obligations hereunder and accordingly each Party agrees that in addition to any other remedy to which it may be entitled at law or in equity each Party shall be entitled to seek to compel specific performance of the obligations of the other Parties, as applicable, under this Agreement, without the posting of any bond or proof of any actual damages, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no Party shall raise the defense that there is an adequate remedy at law.

10.7 Counterparts. This Agreement may be executed in counterparts, all of which when taken together shall constitute one instrument and shall become effective when the counterparts have been signed by the Parties and delivered to the other Parties, including delivery by facsimile, it being understood that both parties need not sign the same counterpart.

10.8 Amendments and Waivers. Any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party hereto, or in the case of a waiver, by the Party against whom waiver is to be effective. Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.9 Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any

56

documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

10.10      Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Seller, Purchaser, the Unitholders, their respective successors and permitted assigns, the Purchaser Indemnitees and the Seller Indemnitees. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Seller, Purchaser or the Unitholders.

10.11      Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.12      Facsimile or Electronic Mail Execution. Delivery of an executed counterpart of this Agreement, any other Transaction Document or any other instrument or document contemplated hereby by facsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart. Any party that delivers any such counterpart by facsimile or electronic mail shall also deliver a manually executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of the applicable agreement, instrument or document.

10.13      Representative.

(a) Seller, each Unitholder and, upon execution and delivery to Purchaser and Parent of the Acknowledgment and Joinder Agreement, each other Seller Investor Party hereby appoints Paul Hoff as its representative and its true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in its name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement and the Escrow Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the transactions contemplated hereby and thereby as fully to all intents and purposes as it might or could do in person. Without limiting the foregoing, Seller, each Unitholder and each other Seller Investor Party hereby irrevocably appoint Representative as their sole representative to act as the attorney-in-fact and agent and on behalf of each of them for the purposes of: (i) supervising the Closing; (ii) taking any and all actions that may be necessary or desirable, as determined by Representative, in his sole discretion, in connection with the amendment of this Agreement, or waiver of any provision in this Agreement; (iii) accepting notices (including, without limitation, Notices of Claim) on their behalf; (iv) to act for each of them with regard to matters pertaining to indemnification referred to in this Agreement and the Escrow Agreement, including the power to compromise any indemnity claim on their behalf; (v) executing and delivering, on behalf of Seller, such Unitholder and such other Seller Investor Party, any and all notices, documents or certificates to be executed by any of them in connection with this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby; (vi) to act for each of them with regard to matters pertaining to litigation (with the Unitholders and the other Seller Investor Parties hereby agreeing severally, but not jointly, to contribute, in respect of any amounts paid (or required to be paid) in settlement or compromise of such matters, their pro rata portion of such amounts based on their Pro Rata Share); and (vii) granting any consent, waiver or approval on behalf of each of them under this Agreement and the Escrow Agreement. As the representative under this Agreement and the Escrow Agreement, Representative shall act as the agent for Seller, all Unitholders and all other Seller Investor Parties, shall have authority to bind each such Person in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to Purchaser. Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by Representative in connection with this Agreement in writing and signed by Representative.

(b)      Neither Representative nor any agent employed by Representative shall be liable to Seller, any Unitholder or any other Seller Investor Party relating to the performance of Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the acts or omissions of Representative constituted willful misconduct or fraud. Representative shall be severally (but not jointly) indemnified and held harmless by the Unitholders and the other Seller Investor Parties, on a Pro Rata Share basis, against all costs and expenses incurred by Representative in the course of performance of Representative’s duties hereunder and losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which Representative is made a party by reason of the fact that Representative was acting as Representative pursuant to this Agreement; provided, however, that Representative shall not be entitled to indemnification hereunder to the extent it is finally determined by a court of competent jurisdiction by clear and convincing evidence that the acts or omissions of Representative constituted willful misconduct or fraud. Representative shall be protected in acting upon any notice, statement or certificate believed by Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.

(c)      In the event that Representative resigns from its position as Representative, a successor Representative shall be appointed by a Majority-in-Interest as promptly as practicable. Each successor Representative shall have all of the power, authority and rights conferred by this Agreement upon the initial Representatives and the term “Representatives” herein shall be deemed to include any successor Representative. “Majority-in-Interest” means Unitholders and other Seller Investor Parties that, collectively, receive not less than 50.1% of Purchase Price paid pursuant to this Agreement.

(d)      Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by Seller, any Unitholder, any other Seller Investor Party, Parent or Purchaser, or any other evidence deemed by Representative to be reliable, Representatives shall be entitled to act on the advice of counsel selected by it. Representatives shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any such Person as it deems appropriate or it shall have been expressly indemnified to its satisfaction (severally as to each Unitholder and other Seller Investor Party and not jointly as to or with any other Unitholder and other Seller Investor Party) against any and all liability and expense that Representatives may incur by reason of taking or continuing to take any such action. Representatives shall in all cases be fully protected in acting, or refraining from acting, under this Agreement, the Escrow Agreement and other agreement entered into in connection herewith and therewith in accordance with a request or instructions from a Majority-in-Interest, and such request or instructions, and any action taken or failure to act pursuant thereto, shall be binding upon Seller, the Unitholders and the other Investor Seller Parties.

10.14      Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, including all its parts and subparts; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time and include any rules, regulations and delegated legislation issued thereunder; references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; and (m) references to lists or attachments on Schedules or the Disclosure Schedule or lists provided to the Purchaser and/or Parent shall be to true, correct and complete lists and attachments, and references to copies shall be to true, correct and complete copies all of which have been provided or made available to the Purchaser.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARENT:

AGEAGLE AERIAL SYSTEMS, INC.

By: Barrett Mooney
Name: Barrett Mooney
Title: CEO

PURCHASER:

EAGLE AERIAL SYSTEMS, INC.

By: Barrett Mooney
Name: Barrett Mooney
Title: CEO

SELLER:

AGRIBOTIX, LLC

By: Paul W Hoff
Paul Hoff
Manager

60

UNITHOLDERS:
/s/ Thomas McKinnon______________________________
Thomas McKinnon

Address:
________________________________________________
________________________________________________
________________________________________________

/s/ Paul Hoff______________________________________
Paul Hoff

Address:
________________________________________________
________________________________________________
________________________________________________

_/s/ Wayne Greenberg______________________________
Wayne Greenberg

Address:
______________________________________________
________________________________________________
________________________________________________

_/s/ Lou Faust____________________________________
Lou Faust

Address:
________________________________________________
________________________________________________
________________________________________________

REPRESENTATIVE

_/s/ Paul Hoff_____________________________________
Name: Paul Hoff

Address:
________________________________________________
________________________________________________
________________________________________________